Exhibit 10.1

ADVISORY COMMITTEE MEMBER CONSULTING AGREEMENT

THIS ADVISORY COMMITTEE MEMBER CONSULTING AGREEMENT (“Agreement”)

is made as of November 11, 2021, by and between AMERICA GREAT HEALTH, a California corporation (the “Company”), and Dr. Kevin Buckman (“Consultant”).

R E C I T A L S :

A.    Company has formed an Advisory Committee to provide comprehensive suggestions, opinions and assistance for Company’s research and development and business activities.

B.    Company wishes to engage the services of Consultant, as a member of its Advisory Committee, to provide the services set forth below, and Consultant wishes to provide such services.

NOW, THEREFORE, in consideration of the covenants hereinafter stated, the parties agree as follows:

1.    Consulting Services. Consultant shall provide consulting services to Company (the “Services”) as a member of its Advisory Committee, to include:

a.    Attending (in person or telephonically) at least one (1) meeting each month with the Company’s executives and/or senior staff;

b.    Participating in conference calls with the Company’s executives and/or senior staff on an “on-call” basis during normal business hours;

c.    Responding promptly to any phone calls or emails sent by the Company’s executives and/or senior staff; and

d.    Assisting GOF Biotechnologies Inc. to apply for new drug approval from FDA and working on FDA issues as a Medical Advisor for FDA application.

2.    Consulting Compensation.

In consideration for entering into this Agreement and the Services rendered to the Company, Company shall provide Consultant with the following consulting compensation:

a.    For joining Company as a Medical Advisor to assist with projects: 500,000 warrants of AMERICA GREAT HEALTH to exercise at $0.01 per share within 24 months, which would include Consultant’s involvement with the nutritional products and medical devises;

b.    Incentives to assist FDA approval of oral insulin and Amylase X:

1)    Upon completion of IND Application: 500,000 warrants of AMERICA GREAT HEALTH exercise at $0.01 per share within 24 months;

2)    Upon completion of Phase 1 clinical trials: 500,000 Warrants of GOF Biotechnologies Inc. exercise at $0.01 per share within 24 months;

3)    Upon completion of Phase 2 clinical trials: 500,000 warrants of GOF Biotechnologies Inc. exercise at $0.01 per share within 24 months;

4)    Upon completion of phase 3 clinical trials: 250,000 warrants of GOF Biotechnologies Inc. exercise at $0.01 per share within 24 months;

5)    With an early exit strategy of sale of the company (GOF Biotechnologies Inc.) or license of oral insulin or Amylase X (exit at Phase 1 or 2 of clinicals): 500,000 warrants of GOF Biotechnologies Inc. exercise at $0.01 per share within 24 months.

3.   Proprietary Rights.

a.    Proprietary Rights Created Outside of Performance of Services. Any and all inventions, discoveries, processes, ideas, methods, designs and know-how, whether or not patentable, which Consultant may conceive or make either alone or in conjunction with others, prior to the term of this Agreement or during the term of this Agreement that were not developed in connection with the Services performed hereunder, shall remain the exclusive property throughout the world of Consultant.

b.    Proprietary Rights Created in Performance of Services. All work arising from the Services performed hereunder and all materials and products developed or prepared for Company by Consultant in connection with the Services performed hereunder are the exclusive property throughout the world of Company, and all right, title and interest therein shall vest in Company. All documentation and other copyrightable materials developed or prepared by Consultant in connection with the Services performed hereunder shall be deemed to be “works made for hire” in the course of the Services rendered hereunder. To the extent that title to any works arising from the performance of the Services hereunder may not, by operation of law, vest in Company, or such works may not be considered “works made for hire,” all right, title and interest therein, including, without limitation, all copyrights, are hereby irrevocably assigned to Company. Any and all inventions, discoveries, processes, ideas, methods, designs and know-how, whether or not patentable, which Consultant may conceive or make either alone or in conjunction with others, during the term of this Agreement, which in any way pertain to or are connected with the Services, shall be the sole and exclusive property throughout the world of Company; and Consultant, whenever requested to do so by Company or any subsidiary and/or affiliate thereof, at Company’s expense, and without further compensation or consideration, shall promptly execute any and all applications, assignments and other instruments and perform such acts which Company shall deem necessary or advisable in order to apply for and obtain copyrights, letters, patent and other applicable statutory protection throughout the world for said inventions, ideas and discoveries, and in order to assign and convey to Company the sole and exclusive right, title and interest throughout the world in and to said inventions, discoveries, processes, ideas, methods, designs and know-how, or any applications, copyrights or patents thereof.

4.   Confidentiality.

All inventions, ideas and discoveries which shall become Company’s property pursuant to Paragraph 3 (Proprietary Rights.) hereof shall be held secret and confidential by Consultant. Further, during and after the performance by Consultant of the Services and the term of this Agreement, Consultant will not use or disclose or allow anyone else to use or disclose to any third party any “Confidential Information” (as defined below) relating to Company, its products, its research and development, its supplies or customers and the Services to be provided hereunder except as may be necessary in the performance of the Services or as may be authorized in writing in advance by an appropriate officer of Company. Consultant acknowledges that the foregoing limitation expressly prohibits any use or disclosure of any Confidential Information by Consultant pursuant to lectures or scientific or technical papers or publications.“Confidential Information” includes any trade secrets, confidential information, knowledge, data or other information of Company relating to products, processes, know-how, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, pricing strategies or other subject matter pertaining to any business of Company or any clients, customers, consultants, licensees or affiliates. “Confidential Information” shall not include any information which is publicly available at the time of disclosure or subsequently becomes publicly available through no fault of Consultant. All written information, drawings, documents and other materials prepared by Consultant in the performance of the Services hereunder shall be Company’s sole and exclusive property, and will be delivered to Company upon expiration or termination of this Agreement, together with all Confidential Information, if any, that may have been furnished to Consultant hereunder.

5.   Other Agreements.

Consultant hereby represents that Consultant is not a party to any other agreements or commitments that would hinder Consultant’s performance of the Services, other than those disclosed to Company in advance of the execution of this Agreement.

6.   Term and Termination.

This Agreement shall commence on the date hereof and, unless earlier terminated as provided below, shall continue until one (1) year from the date hereof and shall automatically renew for additional one (1) year periods for up to three (3) subsequent years unless terminated earlier in accordance with the terms of this Agreement. Either party shall have the right to terminate this Agreement without cause upon thirty (30) days’ prior written notice to the other party. The provisions of Paragraphs 3 (Proprietary Rights) and 4 (Confidentiality)shall survive and continue after expiration or termination of this Agreement.

7.   Independent Contractor.

Consultant is an independent contractor. Consultant shall not be deemed for any purpose to be an employee or agent of Company, and neither party shall have the power or authority to bind the other party to any contract or obligation. Company shall not be responsible to

Consultant or any governing body for any payroll-related taxes or insurance related to the performance of the terms of this Agreement.

8.   Disclosure.

Consultant acknowledges and agrees that Company may publicly disclose that Consultant is a member of Company’s Advisory Board. Consultant agrees and authorizes Company to disclose and publicize Consultant's name, photos, resume and published scientific research achievements through websites, company brochures, media and other public channels.

9.   Assignment.

Consultant may not assign any of his obligations hereunder without the prior written consent of Company, which may be withheld in its sole discretion.

10.   Notices.

All notification and communications hereunder shall be in writing. All notifications made to Company under this Agreement shall be made to the following address:

America Great Health

1609 W. Valley Blvd. #338

Alhambra, CA 91803

Attn: Richard Jiang

All notifications made to Consultant shall be made to Consultant at the address set forth opposite Consultant’s name on the signature page hereof.

11.   Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

12.   Modifications.

No modification, amendment, supplement to or waiver of this Agreement shall be binding upon the parties hereto unless made in writing and duly signed by both parties.

13.   Severability.

In the event any one or more of the provisions of this Agreement is held to be invalid or otherwise unenforceable, the enforceability of the remaining provisions shall be unimpaired.

14.   Entire Agreement.

This Agreement contains the entire agreement between the parties, and supersedes any and all prior and contemporaneous oral and written agreements.

15.   Counterparts.

This Agreement may be executed in separate counterparts and shall become effective when the separate counterparts have been exchanged between the parties.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AMERICA GREAT HEALTH

/s/ Mike Wang

Mike Wang, CEO

12/02/2021

CONSULTANT:

/s/ Kevin Buckman

Dr. Kevin Buckman

12/02/2021

Address: 5937 Cumberland, Stockton, CA 95219

Cell: 209.610.5000

Email: DrBuckman@gmail.com